As filed with the Securities and Exchange Commission on May 7, 2013

Registration No. 333-187681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRISTATE CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	20-4929029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

(412) 304-0304

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James F. Getz

Chairman, President and Chief Executive Officer

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

(412) 304-0304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Chet A. Fenimore, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio, Suite 600 Austin, Texas 78701 (512) 583-5900	Michael P. Reed, Esq. Frank M. Conner III, Esq. DLA Piper LLP (US) 500 Eighth Street, NW Washington, D.C. 20004 (202) 799-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, no par value per share	6,555,000	$12.50	$81,937,500	$11,176(3)

(1)	Includes shares of common stock that the underwriters have the option to purchase pursuant to their over-allotment option.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	$9,548 of the registration fee was previously paid on April 2, 2013.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1, as amended (Registration No. 333-187681), of TriState Capital Holdings, Inc. is filed for the purpose of adding an exhibit to such Registration Statement and amending the Exhibit Index, which is incorporated by reference to “Part II—Item 16—Exhibits and Financial Statement Schedules.” This Amendment No. 3 does not modify any provision of the prospectus constituting Part I or the other Items of Part II of the Registration Statement. Accordingly, the prospectus has not been included in this Amendment No. 3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an itemization of total expenses, other than underwriting discounts, the registrant (“we,” “us” and “our”) expects to incur in connection with the sale of its common stock, no par value, in the offering. With the exception of the SEC registration fee, the FINRA filing fee and Nasdaq listing fees and expenses, all amounts shown are estimates:

SEC registration fee	$11,176
FINRA filing fee	13,438
Nasdaq listing fees and expense	25,000
Transfer agent and registrar fees and expenses	15,000
Printing fees and expenses	150,000
Legal fees and expenses	650,000
Accounting expenses	350,000
Miscellaneous expenses	150,386

Total	$1,365,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law, contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the Pennsylvania Business Corporation Law, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the Pennsylvania Business Corporation Law permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the Pennsylvania Business Corporation Law, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the Pennsylvania Business Corporation Law.

Section 1744 of the Pennsylvania Business Corporation Law provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the Pennsylvania Business Corporation Law shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the Pennsylvania Business Corporation Law provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, the Pennsylvania Business Corporation Law provides that advancement of expenses must be authorized by the board of directors.

Section 1746 of the Pennsylvania Business Corporation Law provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the Pennsylvania Business Corporation Law grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law.

Sections 1748 and 1749 of the Pennsylvania Business Corporation Law extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the Pennsylvania Business Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The goal of the aforementioned provisions of the Pennsylvania Business Corporation Law and those of our Bylaws, described below, is to limit the monetary liability of our officers and directors to us and to our shareholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities.

Our Bylaws include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Pennsylvania law. Our Bylaws also provide that:

•	we must indemnify our directors to the fullest extent permitted by applicable law; and

•	we must advance expenses, as incurred, to our directors in connection with a legal proceeding to the fullest extent permitted by applicable law, subject to very limited exceptions.

Our Bylaws also provide that that we will be the indemnitor of “first resort” with respect to any claims against our directors for indemnification that are indemnifiable by both us and any other parties. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against the other parties.

The form of underwriting agreement attached hereto as Exhibit 1.1 provides for indemnification by the underwriters named in this registration statement of our executive officers, directors and us, and by us of the underwriters named in this registration statement, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing for inclusion in this registration statement.

We have obtained directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

Our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, we have engaged in the following transactions that were not registered under the Securities Act.

In July 2010, we completed a private offering of 2,760,573 shares of our common stock to accredited and sophisticated investors in a private offering, generating gross proceeds of approximately $22.1 million. In August 2012, we sold 48,780.488 shares of our Series C preferred stock in a private offering to the Lovell Minnick funds generating gross proceeds of approximately $50.0 million. The offers and sales of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act, including the safe harbors established in Regulation D, for transactions by an issuer not involving a public offering.

From January 1, 2010 to January 1, 2013, we granted certain of our employees and directors options to acquire up to an aggregate of 648,500 shares of our common stock with a weighted average exercise price of $9.20 per share, of which options to acquire 187,500 shares of our common stock were forfeited during such period. From January 1, 2010 to January 1, 2013, no shares of our common stock were issued upon the exercise of stock options. From January 1, 2010 to January 1, 2013, we issued an aggregate of 62,500 shares of restricted stock which fully vested on January 15, 2013. The offers and sales of these securities were made in reliance upon the exemption provided by Rule 701 of the Securities Act for offers and sales of securities pursuant to compensatory benefit plans.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

(b)	Financial Statement Schedules: None.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Pittsburgh, Pennsylvania on the 7th day of May, 2013.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
James F. Getz
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of May, 2013.

Signature		Title

By:	/s/ James F. Getz	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)
James F. Getz

By:	/s/ Mark L. Sullivan	Vice Chairman, Chief Financial Officer and Director
	Mark L. Sullivan	(Principal Financial and Accounting Officer)

By	/s/ Helen Hanna Casey*	Director
Helen Hanna Casey

By:	/s/ E.H. (Gene) Dewhurst*	Director
E.H. (Gene) Dewhurst

By:	/s/ James J. Dolan*	Director
James J. Dolan

By:	/s/ Michael J. Farrell*	Director
Michael J. Farrell

By:	/s/ James H. Graves*	Director
James H. Graves

By	/s/ James E. Minnick*	Director
James E. Minnick

By:	/s/ A. William Schenck, III*	Vice Chairman and Director
A. William Schenck, III

By:	/s/ Richard B. Seidel*	Director
Richard B. Seidel

By:	/s/ John B. Yasinsky*	Director
John B. Yasinsky

By:	/s/ Richard A. Zappala*	Director
Richard A. Zappala

* By:	/s/ James F. Getz
James F. Getz, Attorney-in-Fact

EXHIBIT INDEX

NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation †

3.2	Bylaws, as amended †

4.1	Specimen common stock certificate †

5.1	Opinion of Keevican Weiss Bauerle & Hirsch LLC †

10.1	TriState Capital Holdings, Inc. 2006 Stock Option Plan (“2006 Stock Option Plan”) †

10.2	Form of Nonqualified Stock Option Award Agreement under 2006 Stock Option Plan †

10.3	Restricted Stock Award Agreement dated January 24, 2011 between TriState Capital Holdings, Inc. and James F. Getz †

10.4	Agreement of Lease dated August 29, 2006 between Oxford Development Company/Grant Street, Landlord, and TriState Capital Holdings, Inc., Tenant, and amendment thereto dated September 13, 2010 †

10.5	Preferred Stock Purchase Agreement dated April 24, 2012 by and among TriState Capital Holdings, Inc., LM III TriState Holdings LLC and LM III-A TriState Holdings LLC †

10.6	Amendment No. 1 to the Preferred Stock Purchase Agreement dated August 10, 2012 by and among TriState Capital Holdings, Inc., LM III TriState Holdings LLC and LM III-A TriState Holdings LLC †

10.7	Agreement Regarding Perpetual Convertible Preferred Stock, Series C dated as of March 8, 2013 by and among TriState Capital Holdings, Inc., LM III TriState Holdings LLC and LM III-A TriState Holdings LLC †

10.8	Registration Rights Agreement dated August 10, 2012 by and among TriState Capital Holdings, Inc., LM III TriState Holdings LLC and LM III-A TriState Holdings LLC †

10.9	TriState Capital Bank Supplemental Executive Retirement Agreement dated February 28, 2013, by and among TriState Capital Holdings, Inc., TriState Capital Bank and James F. Getz †

21.1	Subsidiaries of TriState Capital Holdings, Inc. †

23.1	Consent of Keevican Weiss Bauerle & Hirsch LLC (contained in Exhibit 5.1) †

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm †

24.1	Power of Attorney (included on signature page) †

†	Previously filed.